- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------

                                  SCHEDULE 14A
                                 (RULE 14A-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION
          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
               EXCHANGE ACT OF 1934 (AMENDMENT NO.             )
                            ------------------------

                          AIRBORNE FREIGHT CORPORATION
FILED BY THE REGISTRANT [X]
FILED BY A PARTY OTHER THAN THE REGISTRANT [ ]

CHECK THE APPROPRIATE BOX:

[ ] PRELIMINARY PROXY STATEMENT
[X] DEFINITIVE PROXY STATEMENT
[ ] DEFINITIVE ADDITIONAL MATERIALS
[ ] SOLICITING MATERIAL PURSUANT TO RULE 14A-11(C) OR RULE 14A-12

                          AIRBORNE FREIGHT CORPORATION
                (NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                                ROY C. LILJEBECK
                   (NAME OF PERSON(S) FILING PROXY STATEMENT)

PAYMENT OF FILING FEE (CHECK THE APPROPRIATE BOX):

[X] $125 per Exchange Act Rule 0-11(c)(l)(ii), 14a-6(i)(l), or 14a-6(j)(2).
[ ] $500 per each party to the controversy pursuant to Exchange Act
    Rule 14a-6(i)(3).
[ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

       (1) Title of each class of securities to which transaction applies:

       (2) Aggregate number of securities to which transactions applies:


       (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:*

       (4) Proposed maximum aggregate value of transaction:

[ ] Check box if any part of the fee is offset as provided by Exchange
    Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

       (1) Amount Previously paid:

       (2) Form, Schedule or Registration Statement No.:

       (3) Filing Party:

       (4) Date Filed:

* Set forth the amount on which the filing fee is calculated and state how it was determined.
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

                          AIRBORNE FREIGHT CORPORATION
                       3101 WESTERN AVENUE, P.O. BOX 662
                           SEATTLE, WASHINGTON 98111

                            NOTICE OF ANNUAL MEETING
                                OF SHAREHOLDERS

                           TO BE HELD APRIL 26, 1994

     Notice is hereby given that the Annual Meeting of the Shareholders of Airborne Freight Corporation, a Delaware corporation (the "Company"), has been called and will be held on April 26, 1994, at 10:00 a.m., Seattle time, at the Westin Hotel, 1900 Fifth Avenue, Seattle, Washington for the following purposes:

     1. To elect three directors for terms of three years.

     2. To consider and act upon a proposal to approve the 1994 Airborne Key Employee Stock Option and Stock Appreciation Rights Plan.

     3. To consider and act upon a proposal to approve the selection of Deloitte & Touche as independent auditors.

     4. To hear and consider reports from officers of the Company.

     5. To transact such other business as may properly come before the meeting or any adjournments thereof.

     The foregoing matters are described in more detail in the Proxy Statement that is attached to this notice.

     Only holders of record, as of the close of business on February 28, 1994, of shares of Common Stock of the Company will be entitled to notice of and to vote at the meeting and any adjournments thereof. The stock transfer books will not be closed.

                                           By order of the Board of Directors

                                           DAVID C. ANDERSON,
                                           Corporate Secretary/Counsel

     SHAREHOLDERS ARE URGED TO FILL IN, SIGN AND RETURN THE ENCLOSED PROXY IN THE ENCLOSED ENVELOPE WHETHER OR NOT THEY PLAN TO ATTEND THE MEETING.

                                PROXY STATEMENT

                          AIRBORNE FREIGHT CORPORATION
          3101 WESTERN AVENUE, P.O. BOX 662, SEATTLE, WASHINGTON 98111

                 ANNUAL MEETING OF SHAREHOLDERS, APRIL 26, 1994

                        DATE OF MAILING: MARCH 14, 1994

     This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors (the "Board") of Airborne Freight Corporation, a Delaware corporation ("Airborne" or the "Company"), for use at the annual meeting of shareholders to be held at the Westin Hotel, 1900 Fifth Avenue, Seattle, Washington at 10:00 a.m., Seattle time, on Tuesday, April 26, 1994, and at any adjournments thereof. Georgeson & Co. of New York City has been employed to solicit proxies (through approximately 50 of its employees) by mail, telephone, or personal solicitation, for a fee to be paid by the Company of not more than $8,000. Officers and regular employees of the Company may solicit proxies by telephone, telegram, and personal calls, the cost of which will be borne by the Company.

     At the annual meeting, the holders of shares of Common Stock of the Company will (1) elect three directors for terms of three years and until their successors have been elected and have qualified, (2) consider and act upon a proposal to approve the 1994 Airborne Key Employee Stock Option and Stock Appreciation Rights Plan, (3) consider and act upon a proposal to approve the selection of Deloitte & Touche as independent auditors, (4) hear and consider reports from officers of the Company, and (5) transact such other business as may properly come before the meeting or any adjournments thereof.

                             VOTING AT THE MEETING

     Only holders of record, as of the close of business on February 28, 1994, of shares of Common Stock of the Company will be entitled to notice of and to vote at the meeting and any adjournments thereof. The Common Stock is the only class of voting securities of the Company currently outstanding. (Unless the context clearly indicates otherwise, all references in this Proxy Statement to shares and shareholders shall refer to the shares of Common Stock and their holders.) On February 28, 1994, there were 19,472,603 shares of Common Stock outstanding (exclusive of 315,150 treasury shares), all of which will be entitled to vote at the annual meeting on April 26, 1994. At the meeting, the presence in person or by proxy of more than 50% of all of the outstanding shares is required for a quorum.

     In deciding all matters at the meeting, other than the election of directors, each shareholder will be entitled to one vote for each share of stock held on the record date. For the election of directors, cumulative voting applies, so that each shareholder will have the right to vote the number of shares owned on the record date for as many persons as there are directors to be elected, or to cumulate such shares and give one nominee as many votes as the number of directors to be elected (three) multiplied by the number of shares held, or to distribute such number of votes among as many nominees, in such amounts as the holder shall determine. For shareholders voting by proxy, provision is made on the proxy card for instructing as to the manner of allocating votes.

     Election of the persons nominated to serve as directors requires a plurality of all the votes cast for directors. This means that the individuals who receive the largest number of votes cast are elected as directors, up to the number of directors (three) to be chosen at the meeting. Approval of the 1994 Airborne Key Employee Stock Option and Stock Appreciation Rights Plan (the "1994 Plan") requires the affirmative vote of a majority of the shares represented in person or by proxy at the meeting and entitled to vote on the proposal.

     Shareholders may withhold their vote from one or more of the nominees for director and may abstain from voting on the proposal to approve the 1994 Plan. Votes that are withheld in the election of directors will be excluded in determining whether a nominee has received a plurality of the votes cast. The shares of a shareholder who abstains from voting on the proposal to approve the 1994 Plan will be included in determining the number of shares represented in person or by proxy at the meeting, so that the abstention will effectively count as votes cast against the proposal.

     Brokerage firms holding shares in street name for customers are required to vote such shares in the manner directed by their customers. In the absence of timely directions, firms who are members of the New York Stock Exchange will have discretion to vote their customers' shares in the election of directors. However, the proposal to approve the 1994 Plan is non-discretionary, and brokers who receive no instructions from their customers will not be able to vote those customers' shares on that proposal. Under applicable Delaware law, such broker non-votes will have no effect because they are not treated as entitled to vote on the proposal.

     All shares represented by the enclosed proxy, if it is returned prior to the meeting, will be voted in the manner specified by the shareholder. Unless a shareholder provides specific instructions to withhold votes from, or to allocate them to, one or more nominees for director, the persons named in the proxy will be authorized to vote the shares represented thereby FOR the election of the nominees for director and in their discretion to cumulate votes and allocate them among the nominees to the extent and the manner necessary to assure the election of all of the nominees. If any listed nominee becomes unavailable, the persons named in the proxy may vote for any substitute designated by the Nominating Committee of the Board; however, management at this time has no reason to anticipate that this will occur. If no specific instruction is given with respect to approval of the 1994 Plan, the shares represented by the proxy will be voted FOR approval of the Plan. If no specific instruction is given with respect to approval of the selection of auditors, the shares represented by the proxy will be voted FOR the selection of Deloitte & Touche.

     You may revoke your proxy at any time before it has been voted by voting in person at the meeting, by giving written notice of revocation to the Secretary of the Company, or by giving a later dated proxy at any time before the voting.

     To the best of the Company's knowledge, as of February 28, 1994, shareholders owning over 5% of the outstanding Common Stock of the Company were as follows:

                            HOLDERS OF COMMON STOCK

                                                                     PERCENTAGE OF
        NAME AND ADDRESS            NUMBER OF COMMON SHARES     COMMON STOCK OUTSTANDING
- --------------------------------    -----------------------     ------------------------
Tiger Management Corp.1                    2,931,000                     15.05%
101 Park Avenue
New York, NY 10178
FMR Corp.2                                 1,909,627                      9.80%
82 Devonshire Street
Boston, MA 02109
Dietche & Field Advisors, Inc.3            1,156,000                      5.94%
437 Madison Avenue
New York, NY 10022

                     HOLDERS OF CONVERTIBLE PREFERRED STOCK

                                                 NUMBER OF COMMON     PERCENTAGE OF COMMON
                               NUMBER OF          SHARES ON FULL      STOCK OUTSTANDING ON
    NAME AND ADDRESS        PREFERRED SHARES        CONVERSION          FULL CONVERSION
- ------------------------    ----------------     ----------------     --------------------
Mitsui & Co., Ltd.4              740,000             1,581,669                7.51%
2-1 Ohtemachi, 1-Chome
Chiyodaku
Tokyo, Japan

- ---------------

1 This information is based on an amendment to Schedule 13G that Tiger
  Management Corporation and certain of its affiliates filed jointly with the Securities and Exchange Commission ("SEC") on or about February 14, 1994.

2 Includes 21,127 shares issuable upon conversion of the Company's 6.75%
  Convertible Subordinated Debentures. The information regarding shares beneficially owned by FMR Corp. is based on an amendment to Schedule 13G filed with the SEC on or about February 14, 1994.

3 The information regarding shares beneficially owned by Dietche & Field
  Advisors, Inc. is based on a Schedule 13G filed with the SEC on or about November 16, 1993.

4 The information regarding shares beneficially owned by Mitsui & Co., Ltd.
  ("Mitsui"), and the other matters contained in this note are based on a
  Schedule 13D filed with the SEC on February 8, 1990, as amended, and on information known to the Company. The Schedule 13D was jointly filed by Mitsui, Intermodal Terminal, Inc., an indirect wholly-owned subsidiary of Mitsui, whose address is c/o Mitsui & Co. (U.S.A.), Inc., 200 Park Avenue, New York, New York 10166 ("Intermodal"), and Tonami Transportation Co., Ltd., whose address is 2-12, 3-Chome, Showamachi, Takaoka, Toyama Pref. ("Tonami"). Mitsui, Intermodal and Tonami (the "Preferred Shareholders") are holders of certain shares of the Company's 6.9% Cumulative Convertible Preferred Stock, stated value of $50.00 per share (the "Preferred Stock"), which they or their predecessors acquired from the Company pursuant to a 6.9% Cumulative Convertible Preferred Stock Purchase Agreement dated as of December 5, 1989. Under certain conditions and subject to certain restrictions, the shares of Preferred Stock are convertible into Common Stock of the Company, currently at a conversion price of $23.393. The Preferred Shareholders jointly filed the
  Schedule 13D because they may be deemed a "group" for purposes of the Securities Exchange Act of 1934. Mitsui acknowledges beneficial ownership of the shares of Preferred Stock held of record by Intermodal, but each of the Preferred Shareholders otherwise disclaims beneficial ownership of the shares held by the others. The shares reported in the above table are the aggregate number of shares held by Mitsui and Intermodal. If all three of the Preferred Shareholders were deemed a group, the group would own an aggregate of 800,000 shares of the Preferred Stock, convertible into 1,709,914 shares of Common Stock of the Company, which would represent 8.07% of the total number of shares of Common Stock outstanding following conversion.

                             ELECTION OF DIRECTORS

     The Company's Bylaws provide for no fewer than eight and no more than twelve directors, as determined from time to time by the Board. The Company's Board currently consists of nine members, divided into three classes with terms expiring at the April annual meeting as follows:

     CLASS C (THREE POSITIONS WITH TERMS EXPIRING IN 1994):
          Robert S. Cline
          Carroll M. Martenson
          Richard M. Rosenberg

     CLASS A (TWO POSITIONS WITH TERMS EXPIRING IN 1995):
          Harold M. Messmer, Jr.
          Andrew V. Smith

     CLASS B (FOUR POSITIONS WITH TERMS EXPIRING IN 1996):
          Robert G. Brazier
          James H. Carey
          Andrew B. Kim
          Ancil H. Payne

     At the annual meeting, three persons will be elected to fill the Class C positions, generally for terms of three years, to hold office until the annual meeting of shareholders in the year their terms expire (1997) and until their respective successors have been elected and shall have qualified as provided by the Bylaws. Messrs. Cline and Rosenberg are present directors of the Company and have been nominated to continue as directors. Mr. William Swindells has been nominated for the position held by Mr. Martenson. Mr. Martenson has reached the age of 72 and in accordance with Company policy, will retire at the annual meeting in April. In addition, Mr. Ancil H. Payne, a Class B director whose term expires in 1996, will retire from the Board following the annual meeting in April, because he has reached the age of 72. There are no immediate plans to fill the resulting vacancy on the Board.

              NOMINEES FOR DIRECTORS -- TO SERVE A THREE-YEAR TERM

                       CLASS C (TERMS TO EXPIRE IN 1997)

ROBERT S. CLINE, age 56, Chairman and Chief Executive Officer of the Company.

          Mr. Cline has served as Chairman and Chief Executive Officer of the Company since 1984. Prior to that time, he served as Vice Chairman, Executive Vice President, Chief Financial Officer, Senior Vice President-Finance and Vice President-Finance. He serves as a director of Safeco Corporation; Seattle-First National Bank; and Metricom, Inc. Mr. Cline, a director of the Company since 1973, is a member of the Executive Committee.

RICHARD M. ROSENBERG, age 63, Chairman and Chief Executive Officer, Bank of America.

          Mr. Rosenberg has served as Chairman and Chief Executive Officer of Bank of America since 1990. From 1987 to 1990, he served as Vice Chairman. Mr. Rosenberg serves as a director of BankAmerica Corporation; Northrop Corporation; and Potlatch Corporation. Mr. Rosenberg, a director of the Company since 1988, is a member of the Compensation Committee.

WILLIAM SWINDELLS, age 63, Chairman and Chief Executive Officer, Willamette Industries, Inc. (forest products).

          Mr. Swindells has been Chairman and Chief Executive Officer of Willamette Industries, Inc., since 1985. He is a director of Standard Insurance Co.

          CONTINUING DIRECTORS -- NOT STANDING FOR ELECTION THIS YEAR

                       CLASS B (TERMS TO EXPIRE IN 1996)

ROBERT G. BRAZIER, age 56, President and Chief Operating Officer of the Company

          Mr. Brazier has served as President of the Company since 1978 and as Chief Operating Officer of the Company since 1973. Prior to that time he was Senior Vice President-Operations of the Company and Vice President of Sales and Operations of Pacific Air Freight, Inc. Mr. Brazier has been a director of the Company since 1974.

JAMES H. CAREY, age 61, Managing Director, Briarcliff Financial Associates (private financial advisory firm).

          Mr. Carey served from 1989 until June 1991 as President and Chief Executive Officer of the Berkshire Bank, New York, New York. From 1986 to 1989, he was a co-principal in Graham & Carey, Inc., a financial advisory firm. Mr. Carey is a director of the Midland Company; Cowen Standby Reserve Fund, Inc.; Cowen Standby Tax-Exempt Reserve Fund, Inc.; Cowen Income and Growth Fund, Inc.; Cowen Intermediate Fixed Income Fund, Inc.; Cowen Tradition Fixed Income Fund, Inc.; and Cowen Opportunity Fund, Inc. He has been a director of the Company since 1978 and is Chairman of the Compensation Committee.

ANDREW B. KIM, age 57, President, Sit/Kim International Investment Associates, Inc. (investment company).

          Mr. Kim has served as President of Sit/Kim International Investment Associates, Inc., since 1989. Prior to that time, he was Executive Vice President and Chairman of the Investment Policy Committee of Eberstadt Fleming, Inc. Mr. Kim is a director of Ilshin Investment Corp., Dong-A Venture Investment and the Vertical Group. Mr. Kim was elected to fill a vacant Board position effective as of the conclusion of its meeting on February 8, 1994.

ANCIL H. PAYNE, age 72, Principal, Ancil H. Payne and Associates (business consultants).

          Mr. Payne served from 1974 to 1987 as President and Chief Executive Officer of KING Broadcasting Company, a radio, television and cable broadcasting company. He has been a director of the Company since 1976 and is a member of the Nominating, Compensation and Executive Committees. Mr. Payne will retire from the Board following the annual meeting in April.

                       CLASS A (TERMS TO EXPIRE IN 1995)

HAROLD M. MESSMER, JR., age 48, Chairman and Chief Executive Officer, Robert Half International, Inc. (personnel services).

          Mr. Messmer has been Chairman and Chief Executive Officer of Robert Half International Inc., since 1987. Mr. Messmer is also a director of NationsBank (of North Carolina), N.A.; Pacific Enterprises; Health Care Property Investors, Inc; and Spieker Properties, Inc. Mr. Messmer, a director of the Company since 1989, serves as Chairman of the Nominating Committee and a member of the Audit Committee.

ANDREW V. SMITH, age 69, Retired President, U S WEST Communications.

          Mr. Smith served as President and a director of U S WEST Communications (formerly Pacific Northwest Bell Telephone Company) from 1978 to December 1988. From January 1989 to July 1989, he was Executive Vice President of U S WEST, Inc. He is a director of Aldus Corporation; Cascade Natural Gas Corp.; Momentum Corporation; Tektronix, Inc.; U.S. Bancorp; and Univar Corporation. He is also a member of the Board of Regents of the University of Washington. Mr. Smith has been a director of the Company since 1983 and serves as Chairman of the Audit Committee and a member of the Executive Committee.

                       BOARD OF DIRECTORS AND COMMITTEES

     The full Board of Directors met four times during 1993. No incumbent member attended fewer than 75% of the meetings of the Board of Directors and Board committees of which he was a member during 1993 other than Mr. Rosenberg and Mr. Smith.

BOARD COMMITTEES

     The Board has a standing Audit Committee, Compensation Committee, Nominating Committee and Executive Committee. Each committee, other than the Executive Committee, consists exclusively of non-employee directors.

     AUDIT COMMITTEE. The Audit Committee is currently composed of Mr. Smith, Chairman, Mr. Martenson and Mr. Messmer. The committee is charged with reviewing and approving the scope of the audit of the books and accounts of the Company and its subsidiaries, recommending the employment and retention of a firm of independent auditors to conduct such audit, reviewing the Company's financial reporting and control systems and reporting to the Board thereon. The committee met twice during 1993.

     COMPENSATION COMMITTEE. The Compensation Committee is currently composed of Mr. Carey, Chairman, Mr. Payne and Mr. Rosenberg. It is charged with the review of and recommendation to the full Board on matters relating to salaries of officers and all other forms of executive and key employee compensation and benefits, as well as the level and form of compensation for directors. The committee met twice during 1993.

     NOMINATING COMMITTEE. The Nominating Committee is currently composed of Mr. Messmer, Chairman, and Mr. Payne. It is charged with searching for and recommending to the Board potential nominees for Board positions; evaluating the performance of the Chief Executive Officer; and recommending, when appropriate, the appointment of a new Chief Executive Officer and candidates for appointment to other offices. The committee met twice during 1993.

     Any shareholder recommendations for nominations to the Board of Directors for consideration by the Nominating Committee for the 1995 Annual Meeting should be forwarded to Mr. Harold M. Messmer, Jr., Chairman, Nominating Committee, Airborne Freight Corporation, P.O. Box 662, Seattle, Washington 98111, so as to be received no later than November 30, 1994.

     EXECUTIVE COMMITTEE. The Executive Committee currently consists of Mr. Smith, Chairman, Mr. Brazier, Mr. Cline, Mr. Martenson and Mr. Payne. It is authorized to act in lieu of the full Board on various matters between Board meetings.

DIRECTOR COMPENSATION

     Non-employee directors received an annual fee of $18,000 in 1993 plus $1,000 for each Board and Committee meeting attended (the fee for attendance at a Committee meeting was $500 if the Committee meeting was held in conjunction with a Board meeting).

     The Company has a Directors Stock Option Plan, which provides for automatic grants of stock options to certain non-employee directors of the Company. The grants occur on the first Tuesday in February of each year, with the final grant to occur on February 2, 1999. The exercise price per share is the closing sales price of a share of the Company's Common Stock on the New York Stock Exchange on the grant date. The shares of Common Stock issuable upon exercise of options granted under the Plan will be issued from treasury shares.

     In order to be eligible for a grant on the specified grant date in a particular year, an individual must be a member of the Company's Board on that date, and, in addition, the individual must not have been an employee of or consultant to the Company or any of its direct or indirect subsidiaries at any time during the preceding calendar year. If both of these conditions are met, the individual will receive a grant of an option to acquire 1,000 shares of the Company's Common Stock. The Plan permits "stock-for-stock" exercise of options, whereby an option holder tenders Airborne stock, valued at the current market price, in lieu of cash, in order to exercise an option.

CERTAIN RELATIONSHIPS

     The Company has banking relationships with Seattle-First National Bank, N.A. ("Seafirst") and Bank of America National Trust and Savings Association ("Bank of America"). The relationship with Seafirst includes various demand deposit accounts and participation in a revolving credit and other credit agreements. The relationship with Bank of America includes various demand deposit accounts and participation in a revolving credit agreement. Mr. Cline is a director of Seafirst. Mr. Rosenberg is a director of BankAmerica Corporation, the parent of Seafirst and Bank of America, and Chairman and Chief Executive Officer of Bank of America.

                         STOCK OWNERSHIP OF MANAGEMENT

     The following table sets forth information as to the shares of Common Stock beneficially owned (or deemed to be beneficially owned pursuant to the rules of the SEC) by each director of the Company and each nominee for director, by the Chief Executive Officer and the five other most highly compensated executive officers of the Company at December 31, 1993 (the "named executive officers") and by all directors and the named executive officers as a group:

                                                  COMMON STOCK OF
                                                    THE COMPANY
                                                   BENEFICIALLY           PERCENTAGE OF
                                                    OWNED AS OF           COMMON STOCK
                     NAME                             2/28/94              OUTSTANDING
- -----------------------------------------------   ---------------         -------------
DIRECTORS
James H. Carey                                         3,700(2)                  *
Andrew B. Kim                                         15,556                     *
Carroll M. Martenson                                  13,000(2)                  *
Harold M. Messmer, Jr.                                 5,000(2)                  *
Ancil H. Payne                                         3,000(2)                  *
Richard M. Rosenberg                                   5,000(2)                  *
Andrew V. Smith                                        3,000                     *
William Swindells                                      1,000                     *
NAMED EXECUTIVE OFFICERS
Robert G. Brazier(1)                                 316,569(3)               1.62%
Robert S. Cline(1)                                   241,824(3)               1.23%
John J. Cella                                         42,804(3)                  *
Kent W. Freudenberger                                 43,662(3)                  *
Roy C. Liljebeck                                     120,638(3)                  *
Raymond T. Van Bruwaene                               42,770(3)                  *
All Directors and Named                              856,523(4)               4.31%
  Executive Officers as a Group

- ---------------

 * Less than 1% of Common Stock outstanding.

(1) Mr. Brazier and Mr. Cline also serve as directors.

(2) Includes 3,000 shares of Common Stock which can currently be acquired through the exercise of options granted under the Directors Stock Option Plan.

(3) Includes shares of Common Stock which can currently be acquired through the exercise of options granted under the Airborne Key Employee Stock Option and Stock Appreciation Rights Plan as follows: Mr. Brazier, 116,767; Mr. Cline, 133,308; Mr. Cella, 18,350; Mr. Freudenberger, 27,610;
    Mr. Liljebeck, 58,460; and Mr. Van Bruwaene, 27,610.

(4) Includes 397,105 shares subject to currently exercisable options.

                             EXECUTIVE COMPENSATION

SUMMARY COMPENSATION TABLE

     The following table sets forth information concerning annual and long-term compensation paid or accrued during calendar years 1993, 1992 and 1991 for services in all capacities to the Company by the named executive officers:

                                                                      LONG-TERM
                                                                     COMPENSATION
                                                                     ------------
                                                                        AWARDS:
                                                                     ------------
                                             ANNUAL COMPENSATION      SECURITIES
                                            ----------------------    UNDERLYING     ALL OTHER
   NAME AND PRINCIPAL POSITION     YEAR      SALARY      BONUS(1)     OPTIONS(2)   COMPENSATION(3)
- ---------------------------------  ----     --------    ----------   ------------  ---------------
Robert S. Cline                    1993     $418,846     $294,993      15,390         $ 9,289
  Chairman, Chief Executive        1992      405,000           --      13,495           9,539
  Officer and Director             1991      389,423       79,831      16,100          12,589
Robert G. Brazier                  1993      362,000      254,956      13,300           6,141
  President, Chief Operating       1992      350,000           --      11,405           5,602
  Officer and Director             1991      337,019       69,088      13,955           8,871
Roy C. Liljebeck                   1993      232,846      124,642       6,750           9,211
  Executive Vice President,        1992      225,000           --       5,920           6,658
  and Chief Financial Officer      1991      217,212       38,011       7,120          10,132
Raymond T. Van Bruwaene            1993      232,846      124,642       6,750           9,211
  Executive Vice President,        1992      225,000           --       5,920           6,658
  Field Services Division          1991      217,212       38,011       7,120          10,132
Kent W. Freudenberger              1993      232,846      124,642       6,750           9,211
  Executive Vice President,        1992      225,000           --       5,920           6,658
  Marketing Division               1991      217,212       38,011       7,120          10,132
John J. Cella                      1993      232,846      124,642       6,750           9,211
  Executive Vice President,        1992      225,000           --       5,920           6,658
  International Division           1991      217,212       38,011       7,120          10,132

- ---------------

(1) Amounts awarded under the Executive Incentive Compensation Plan for the respective calendar years.

(2) Number of shares of Common Stock underlying options awarded under the Airborne Key Employee Stock Option and Stock Appreciation Rights Plan. Although this Plan permits grants of stock appreciation rights, no grant of such rights has been made.

(3) All Other Compensation for 1993 represents contributions by the Company to the accounts of the named executive officers under the Company's defined contribution plan, including 401(k) matching contributions.

OPTION GRANTS IN 1993

     The following table shows information concerning stock options granted to the named executive officers during calendar year 1993 under the Airborne Key Employee Stock Option and Stock Appreciation Rights Plan:

                                       INDIVIDUAL GRANTS
                       -------------------------------------------------
                                     PERCENT OF                              POTENTIAL REALIZABLE VALUE
                         NUMBER        TOTAL                                             AT
                           OF         OPTIONS                                  ASSUMED ANNUAL RATES OF
                       SECURITIES    GRANTED TO     EXERCISE                 STOCK PRICE APPRECIATION FOR
                       UNDERLYING    EMPLOYEES       PRICE                           OPTION TERM(2)
                        OPTIONS          IN          (PER      EXPIRATION   ------------------------------
NAME                    GRANTED(1)   FISCAL YEAR     SHARE)       DATE      0%       5%           10%
- ----                   -----------   ------------   --------   ----------   ---  -----------   -----------
Robert S. Cline           15,390         7.58%      $22.50      2/8/03     $0    $   217,770   $   551,873
Robert G. Brazier         13,300         6.55        22.50      2/8/03      0        188,197       476,927
Roy C. Liljebeck           6,750         3.33        22.50      2/8/03      0         95,513       242,050
Raymond T. Van
  Bruwaene                 6,750         3.33        22.50      2/8/03      0         95,513       242,050
Kent W. Freudenberger      6,750         3.33        22.50      2/8/03      0         95,513       242,050
John J. Cella              6,750         3.33        22.50      2/8/03      0         95,513       242,050
All Shareholders(3)          N/A          N/A          N/A         N/A      0    271,975,344   689,238,921
All Optionees            202,955       100.00        22.50      2/8/03      0      2,871,939     7,277,805
Optionees' Gain as a
  Percent of all
  Shareholders' Gain         N/A          N/A          N/A         N/A     N/A         1.06%         1.06%

- ---------------

(1) Options for the named executive officers were granted on February 9, 1993. Fifty percent of the options will become exercisable on February
    9, 1995, and the remaining options will become exercisable on February 9, 1996, subject to certain contractual provisions that will apply in the event of a change in control (see Employment Contracts). The exercise price of the options was the fair market value of the Company's Common Stock on the date of grant.

(2) Based upon the $22.50 per share market price on the date of grant and assumed appreciation over the term of the options at the respective annual rates of stock appreciation shown. These amounts are not intended to forecast possible future appreciation, if any, in the Company's stock price. As the amounts show, the named executive officers will realize no value from these options if the stock price does not increase. The Company did not use an alternate formula for a grant date valuation, as the Company does not believe that any formula can determine with reasonable accuracy a present value based on future indeterminable factors.

(3) Potential realizable value for all shareholders is determined based on 19,220,597 shares of Common Stock outstanding on March 1, 1993, and assumes that the $22.50 per share market price for those shares on February 9, 1993, appreciates over the 10-year term of the options granted to named executive officers at the respective annual rates of stock appreciation shown.

AGGREGATE OPTION EXERCISES IN 1993 AND YEAR-END OPTION VALUES

     The following table shows information concerning stock options exercised during calendar year 1993 by the named executive officers and the value of unexercised options at the end of that year:

                                                         NUMBER OF SECURITIES
                                                        UNDERLYING UNEXERCISED           VALUE OF UNEXERCISED
                             SHARES                        OPTIONS AT FISCAL             IN-THE-MONEY OPTIONS
                            ACQUIRED                           YEAR-END                   AT FISCAL YEAR-END(1)
                               ON         VALUE       ---------------------------     ---------------------------
NAME                        EXERCISE   REALIZED(2)    EXERCISABLE   UNEXERCISABLE     EXERCISABLE   UNEXERCISABLE
- ----                        --------   -----------    -----------   -------------     -----------   -------------
Robert S. Cline              10,716      $ 78,635       123,848         36,935        $2,901,218      $ 388,353
Robert G. Brazier            13,510       177,319       117,268         31,682         2,746,808        334,172
Roy C. Liljebeck             15,970       323,493        51,940         16,230         1,228,755        170,719
Raymond T. Van Bruwaene      15,646       308,669        21,090         16,230           390,961        170,719
Kent W. Freudenberger        25,380       446,064        21,090         16,230           390,961        170,719
John J. Cella                17,350       334,255        11,830         16,230           183,769        170,719

- ---------------

(1) Represents the aggregate fair market value on December 31, 1993 (based on the closing price of $35.125 for the Company's Common Stock on the New York Stock Exchange on that date), of the shares of Common Stock subject to outstanding options, less the aggregate exercise price of the options.

(2) Represents the aggregate fair market value, on the respective dates of exercise, of the shares of the Common Stock received on exercise of options, less the aggregate exercise price of the options.

COMPARATIVE PERFORMANCE GRAPH

     Set forth below is a graph comparing the cumulative total shareholder return on the Company's Common Stock with the cumulative total return of the Standard & Poor's Composite-500 Stock Index and the Standard & Poor's Transportation Index for the five-year period ended December 31, 1993.

                COMPARISON OF FIVE-YEAR CUMULATIVE TOTAL RETURN(1) AMONG AIRBORNE FREIGHT CORPORATION COMMON STOCK,
         THE S&P COMPOSITE-500 INDEX, AND THE S&P TRANSPORTATION INDEX

                                AIRBORNE        S&P COM-       S&P TRANS-
   MEASUREMENT PERIOD            FREIGHT       POSITE-500      PORTATION
 (FISCAL YEAR COVERED)         CORPORATION       INDEX           INDEX
 ---------------------         -----------     ----------      ----------
        1988                      100             100             100
        1989                      165             132             124
        1990                      162             128             107
        1991                      234             166             160
        1992                      182             179             174
        1993                      347             197             207

(1) The total return on the Company's Common Stock and each index assumes the value of each investment was $100 on December 31, 1988, and that all dividends were reinvested.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

     The Compensation Committee of the Board of Directors has furnished the following report on executive compensation:

     It is the responsibility of the Compensation Committee to set policies governing compensation of the Company's executive officers and to make recommendations to the Board as appropriate. These policies cover base salaries, incentive compensation, stock options, and any other forms of remuneration. In addition, the Committee evaluates performance of management, considers management succession, and deals with other personnel matters related to senior management.

     The Company has designed pay programs for executive officers that provide a strong link between the Company's performance and executive compensation. Each component of executive pay is weighted and valued so that, in total, highly talented executives can be attracted, retained and motivated to consistently improve the financial performance of the Company.

     The Committee periodically reviews the total compensation for the Chief Executive Officer and the other executive officers. The Committee also monitors general compensation practices for all other officers of the Company and its subsidiaries. If the Compensation Committee feels that a particular situation warrants outside professional input, it may retain the services of a qualified compensation consulting firm to assist in the performance of these duties. The role of such a consulting firm is to provide information to the Committee with respect to the competitiveness of compensation paid to executive officers of the Company, taking into account how the Company's compensation compares to that of other companies of similar size and scope.

     The Company in 1993 retained a consulting firm to obtain such information. The comparison companies were selected from those in general industry, in transportation, and in the Northwest United States having annual revenues of approximately $1.5 billion. They were selected without regard to whether they are included in the S & P Transportation Index.

     Cash compensation is provided to executive officers through a combination of base salaries and incentive awards under the Company's Executive Incentive Compensation Plan (the "EICP"). The mix of base salaries and awards under the EICP is targeted at the median compensation level of the comparison companies. The Company believes that total cash compensation potentially available to Company executive officers is competitive and provides the incentive necessary to motivate them to meet or exceed goals set by the Board.

     In connection with the EICP, the Committee and the Board approve an annual operating plan at the beginning of each year that establishes targets for pre-tax net profits and revenue growth. Based on a weighting of 75% to pre-tax net profits and 25% to revenue growth, these targets serve as the yardstick for determining any eventual payout under the EICP. However, regardless of revenue growth, there is no payout under the EICP unless the Company earns at least 80% of the targeted level of pre-tax net profits.

     EICP payouts are calculated as a percentage of base salary. The threshold for EICP awards is attainment of 80% of the targets. The payout percentage for the Chief Executive Officer and Chief Operating Officer is 10% of base salary at 80% target attainment, gradually increasing to 45% of base salary at 100% target attainment and a cap of 100% of base salary at 150% of target attainment. The payout percentages for the other executive officers are 10% of base salary at 80% target attainment, 35% of base salary at 100% target attainment, and a cap of 75% of base salary at 150% of target attainment.

     The Chief Executive Officer's base salary was increased to $435,000 as of July, 1993. The base salaries of other executive officers also were raised at that time. The Chief Executive Officer's salary and those of all other officers had been frozen since July 1, 1991 due to less than acceptable corporate earnings performance during that period. Base salaries were raised because of improved earnings and to keep compensation in line with those of comparison companies. No incentive bonuses were paid to the CEO or other officers for 1992. The Company exceeded the target for pre-tax net profit and the threshold for revenue growth in 1993 and, accordingly, based on substantial improvements in operating results, bonuses were paid under the EICP.

     During each fiscal year, the Committee considers the desirability of granting longer-term incentive awards to the Company's officers, including the executive officers, under the Airborne Key Employee Stock Option and Stock Appreciation Rights Plan. In 1993, stock options were granted to the executive officers at an exercise price equal to the fair market value of the Company's stock on the date of grant. The grants to the executive officers were based on a formula recommended by an independent compensation consulting firm, which relates the number of options granted to the respective base salaries of the executive officers. The number of shares for each executive officer is determined by taking a percentage of base salary and dividing that amount by the fair market value per share on the date of grant. In deciding the number of options to grant, the Committee considered the number of options outstanding or previously granted and the aggregate size of current awards. The Committee believes that these awards will have the desired effect of focusing the Company's senior management on building consistent profitability and shareholder value, since the awards directly ally the interests of management with an increase in the market price of the Company stock. The Committee did not grant any stock appreciation rights.

     Under the Omnibus Budget Reconciliation Act of 1993, beginning in 1994 the federal income tax deduction for certain types of compensation paid to the chief executive officer and four other most highly compensated officers of publicly held companies is limited to $1 million per employee. The Committee is aware of the $1 million limit and believes all compensation payable to such employees in 1994 will be deductible.

James H. Carey, Chairman

Ancil H. Payne

Richard M. Rosenberg

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     Mr. Rosenberg, a member of the Compensation Committee, is a director of BankAmerica Corporation, the parent of Bank of America and Seafirst, and Chairman and Chief Executive Officer of Bank of America. The Company has banking relationships with Bank of America and Seafirst as described in "Certain Relationships", Page 7.

RETIREMENT PLANS

     The Company maintains two qualified retirement plans that cover the named executive officers and all other employees (other than certain union employees) who satisfy certain eligibility requirements relating to minimum age, length of service and hours worked. One of the plans is a defined contribution plan and the other is a defined benefit pension plan. The Company also maintains a nonqualified supplemental plan for its officers, including the named executive officers.

     DEFINED CONTRIBUTION PLAN. The Company's defined contribution plan includes a profit sharing plan that provides for an annual discretionary contribution which, pursuant to resolutions of the board, is currently equal to 7% of pre-tax profits up to a predetermined level, plus 14% of pre-tax profits in excess of that level. Each participant's account under the plan is credited with a portion of such contribution based on the ratio of his or her salary to the total salaries of all participating employees. At retirement, a participant's targeted annual pension benefit under the Company's defined benefit pension plan will be offset based on the amount in the participant's profit sharing account (see "Defined Benefit Pension Plan"). The defined contribution plan also includes a voluntary 401(k) salary deferral plan.

     DEFINED BENEFIT PENSION PLAN. Subject to the offset described below and statutory limits on benefits that may be provided under such a plan, the defined benefit pension plan provides each participant with a targeted annual pension benefit at retirement equal to (i) the number of years of service of a participant (up to a maximum of 25 years), times (ii) the sum of 1.6% of the participant's final average earnings up to the average covered Social Security earnings level, plus 2% of the portion of the final average earnings that exceeds that level.

     A participant's benefit under the Company's defined benefit pension plan is subject to an offset based on the amount in his or her profit sharing account under the defined contribution plan. This is done as follows: At retirement, the Company calculates how much of a participant's targeted annual pension benefit can be provided by the amount that has accumulated in his or her profit sharing plan account. This calculation is based on annuity tables that are set forth in the pension plan. The defined benefit pension plan then provides the portion of the targeted annual pension benefit, if any, that the amount in the profit sharing account is insufficient to provide.

     SUPPLEMENTAL PLAN. The Company also maintains a Supplemental Executive Retirement Plan (the "SERP") for the benefit of officers of the Company and its eligible subsidiaries. The SERP is a nonqualified plan that is designed to provide a retirement benefit equal to approximately 65% of an officer's final average earnings (the SERP also provides for benefit payments upon the occurrence of other events, including in certain cases a change in control of the Company). The benefit accrues in equal annual increments over a period of 15 years. The SERP provides for normal retirement at or after age 62; however, the benefits will be subject to offset based on retirement benefits the officer will receive under the Company's qualified retirement plans and Social Security (the offset is calculated based on normal retirement at age 65) and under the retirement plans of any prior employer. The SERP is unfunded, although the Company maintains insurance on the lives of certain officers that could be used to fund eventual benefit payments.

     The following table sets forth the targeted annual pension benefits (calculated on the basis of a straight life annuity) payable upon retirement at age 65 to the Company's officers (including the named executive officers) based on specified years of service and levels of compensation. The amounts shown take into account Social Security offsets based on the career average Social Security wage base in effect in 1993. The amounts shown do not reflect any offsets that may apply in individual cases on account of benefits under the retirement plans of an officer's prior employer.

                               PENSION PLAN TABLE

                                                         YEARS OF SERVICE
                      ---------------------------------------------------------------------------------------
   REMUNERATION           5           10           15           20           25           30           35
- -------------------   ---------    ---------    ---------    ---------    ---------    ---------    ---------
$150,000              $  18,964    $  51,454    $  83,964    $  83,964    $  83,964    $  83,964    $  83,964
 200,000                 29,797       73,131      116,464      116,464      116,464      116,464      116,464
 250,000                 40,631       94,797      148,964      148,964      148,964      148,964      148,964
 300,000                 51,464      116,464      181,464      181,464      181,464      181,464      181,464
 400,000                 73,131      159,797      246,464      246,464      246,464      246,464      246,464
 500,000                 94,797      203,131      311,464      311,464      311,464      311,464      311,464
 600,000                116,464      246,464      376,464      376,464      376,464      376,464      376,464

     Remuneration is calculated based on average annual compensation in the five highest consecutive years of the ten years prior to retirement. Based on compensation through December 31, 1993, the final average earnings of the named executive officers were as follows: Mr. Cline, $471,968; Mr. Brazier, $410,498; Mr. Liljebeck, $252,028; Mr. Van Bruwaene, $252,028; Mr. Freudenberger, $251,838; Mr. Cella, $255,038. All of the named executive officers have accrued at least 20 years of service.

EMPLOYMENT CONTRACTS

     Each of the named executive officers is elected annually and serves at the pleasure of the Board, subject, however, to agreements with the Company that generally assure that, in the event of a change in control of the Company, all of the officers will have the right to remain employed, at not less than the respective rates of compensation in effect as of the date of the change in control, for at least three years thereafter.

     The agreements with the named executive officers generally provide that, if an officer is terminated without "cause" (defined as willful and continued failure to perform duties after demand from the Board, or willful and gross misconduct) within three years after a change in control, the Company must pay the officer, in addition to all accrued compensation, the equivalent of three-years' salary, bonus and other benefits. Also under the agreements, an officer terminated after a change in control may elect to receive cash equal to the difference between the exercise price of all stock options held by the officer (whether or not then exercisable) and the market value of the stock on the date of termination, or the highest price per share actually paid in connection with any change in control of the Company, whichever is higher. In the absence of this provision, under the Company's stock option plans, an employee terminated other than for cause has three months to exercise any options exercisable on the date of termination but any options not then exercisable are canceled. The proposed 1994 Airborne Key Employee Stock Option and Stock Appreciation Rights Plan provides that all outstanding options become exercisable upon retirement and expire 18 months after the date of retirement unless their terms expire sooner. The Company is required to provide the same additional compensation and benefits described above in the event a named executive officer resigns due to failure of the Company, after a change in control, to provide the salary, other specific benefits and terms of employment required by the agreement.

     In return for the benefits under the agreements described above, each of the named executive officers has agreed, among other things, not to serve as an executive officer, director or consultant to any competitor of the Company for at least one year after termination of employment with the Company. While these contracts were designed to encourage these officers to stay with the Company, and not to deter changes in control, it is possible that a party wishing to obtain control of the Company with the intention of replacing incumbent management could be influenced by the additional cost that the Company would incur under these contracts.

     The Company maintains an unfunded plan under which a death benefit is provided to the beneficiary of any officer who dies while employed by the Company. The benefit will be an amount equal to 260% of base salary for the Chief Executive Officer and President and 250% of base salary for the other officers. The Company maintains insurance on the lives of certain officers that could be used to fund eventual benefit payments.

              PROPOSAL FOR ADOPTION OF 1994 AIRBORNE KEY EMPLOYEE
                STOCK OPTION AND STOCK APPRECIATION RIGHTS PLAN

GENERAL DESCRIPTION OF PLAN

     The Board of Directors, by resolution at its meeting on February 8, 1994, recommended for shareholder approval the 1994 Airborne Key Employee Stock Option and Stock Appreciation Rights Plan. In order to become effective, the Plan must be approved by a majority of the Company's outstanding shares entitled to vote on the proposal at the annual meeting. The closing market price of the Company's stock on February 28, 1994, was $37.25 per share.

     The following is a summary of the Plan. For more precise information, see the 1994 Airborne Key Employee Stock Option and Stock Appreciation Rights Plan, which is included as an addendum to this Proxy Statement.

     One purpose of the 1994 Key Employee Stock Option and Stock Appreciation Rights Plan is to provide an additional means of attracting and retaining competent management personnel. Another purpose is to provide incentive to participating officers and key management employees. The ultimate objective is, of course, to increase the earnings of the Company.

     The Plan is administered and participants in the Plan are selected by the Compensation Committee of the Board of Directors. The Plan provides for the granting of stock options and stock appreciation rights, over the next ten years, to officers and other key employees. Options granted under the Plan can be either nonqualified stock options or options meeting the requirements of incentive stock options under the Internal Revenue Code of 1986, as amended (the "Internal Revenue Code"). The aggregate number of shares subject to grants in a calendar year may not exceed one percent (1%) of the shares of the Common Stock of the Company outstanding on December 31 of the prior year. In addition, no more than 1,950,000 shares can be subject to grants of incentive stock options during the entire term of the Plan. The number of shares subject to options granted in any one calendar year to any one individual may not exceed 30,000.

     The purchase price of stock covered by an option must be no less than the fair market value of the stock on the date the option is granted. The option will become exercisable at such time as the Compensation Committee specifies, but in no event can the option become exercisable before one year has elapsed after the date on which the option is granted. No option will be exercisable for more than ten years after the option is granted.

     The Plan also enables the Compensation Committee to grant stock appreciation rights ("SARs") to option holders who, by reason of their position with the Company, are deemed "control" persons under applicable law. An SAR entitles the holder to receive cash (or stock, or both, at the option of the Company) by exercising the option to purchase a number of shares (on a ratio of at least one share for each two SARs) and, at the same time, by surrendering a then exercisable portion of the option. The amount received for an SAR would equal the difference between the fair market value of the stock on the date of exercise of the SAR and the option exercise price.

     Options and SARs will be subject to adjustments, including in some cases acceleration of vesting, in connection with certain events involving the Company, such as a merger, reorganization or recapitalization, or the acquisition by any person, partnership, or corporation of more than 25% of the outstanding stock of the Company.

     The Plan will automatically terminate on December 31, 2003, unless earlier terminated by the Board of Directors, and no option or SAR can be granted after termination.

     If the Plan is adopted, the Compensation Committee proposes to make use of its discretionary authority under the Plan as it shall deem to be in the best interests of the Company. It is the present intention to add the proceeds received upon the exercise of options to the general funds of the Company and use them for general corporate purposes. No monetary consideration will be received for the granting of options or SARs.

FEDERAL INCOME TAX CONSEQUENCES

     Incentive Stock Options. The Company intends that certain of the options granted under the Plan will qualify as incentive stock options under Section 422 of the Internal Revenue Code. Assuming that these options are so qualified, the tax consequences to an optionee will vary depending on whether certain holding period requirements are met. If an optionee acquiring stock pursuant to an incentive stock option does not dispose of such stock until at least one year after the transfer of such stock to the optionee and at least two years from the date of grant of the option, then subject to the alternative minimum tax rules discussed below, there will be no tax consequences to the optionee or the Company when the incentive stock option is granted or when it is exercised.

     If stock acquired upon exercise of an option is sold by the optionee and, at that time of the sale, the holding period requirements described in the preceding paragraph have not been met, the federal income tax consequences to the optionee will be as follows: First, the optionee will be required to report, on his or her federal income tax return for the year in which the sales occurs, additional compensation income equal to the difference between the fair market value of the stock at the time of exercise of the option and the exercise price at which the stock was acquired (the Company will generally be entitled to a compensation deduction in an equivalent amount). Next, for purposes of determining gain or loss upon disposition of the stock, an amount equal to this compensation income will be added to the exercise price at which the stock was acquired, and the total will be the optionee's adjusted basis of the stock. Gain or loss will be determined based upon the difference between the optionee's adjusted basis of the stock and the net proceeds of the sale, and the optionee will be required to report such gain or loss on his or her federal income tax return for the year in which the sale occurs. If a loss is realized, certain limitations may apply to restrict the immediate deductibility of the loss by the optionee.

     When a participant exercises an incentive stock option, the difference between the fair market value of the stock on the date of exercise and the exercise price results in an adjustment in computing alternative minimum taxable income for purposes of Section 55 of the Internal Revenue Code, which may trigger alternative minimum tax consequences for the participant. Any alternative minimum tax that is payable may ultimately be credited against future taxes owed.

     Nonqualified Stock Options. The Company may also grant nonqualified stock options under the Plan. In general, there will be no tax consequences to the optionee or the Company when such an option is granted. Upon exercise of such an option, the optionee will be required to report, on his or her federal income tax return for the year in which the exercise occurs, additional compensation income equal to the difference between the fair market value of the stock at the time of exercise of the option and the exercise price at which the stock was acquired (the Company will generally be entitled to a compensation deduction in an equivalent amount).

     Stock Appreciation Rights. The amounts paid upon exercise of SARs will be deductible by the Company for tax purposes, and treated as taxable income to the holder of the SAR, in the year when such amounts are paid.

     The foregoing summary of the effect of federal income tax consequences does not purport to be complete. In addition, this summary does not discuss the provisions of the income tax laws of any state or foreign country in which a participant may reside.

                             SELECTION OF AUDITORS

     The firm of Deloitte & Touche, independent auditors, has examined the financial statements of the Company for the three years ended December 31, 1993, and has been recommended by the Audit Committee of the Board and by the full Board for reappointment. Deloitte & Touche has no financial interest in the Company, nor does it have any connection with the Company in the capacity of promoter, underwriter, voting trustee, director, officer or employee. Representatives of Deloitte & Touche are expected to be present at the annual meeting, will have the opportunity to make a statement if they desire to do so, and will be available to respond to appropriate questions from shareholders. Unless a contrary vote is indicated thereon, the proxy solicited hereby will be voted for the selection of Deloitte & Touche as such auditors for the ensuing year.

                            EXCHANGE ACT COMPLIANCE

     Section 16(a) of the Securities and Exchange Act of 1934, as amended, requires that certain of the Company's officers and directors, and persons who own more than ten percent of a registered class of the Company's equity securities, file reports of ownership and changes of ownership with the Securities and Exchange Commission and the New York Stock Exchange. Officers, directors and greater than ten percent shareholders are required by SEC regulation to furnish the Company with copies of all such forms they file.

     Based solely on its review of the copies of such forms received by the Company, and on written representations by the Company's officers and directors regarding their compliance with the filing requirements, the Company believes that, in 1993, all filing requirements applicable to its officers, directors and greater than ten percent beneficial owners were complied with, except that Mr. Lanny H. Michael, Senior Vice President, Treasurer & Controller, filed a late report concerning a stock option exercise and sale of the shares acquired.

                             SHAREHOLDER PROPOSALS

     Proposals of shareholders intended to be presented at the Company's 1995 Annual Meeting of Shareholders must be received by the Company on or prior to November 30, 1994, to be eligible for inclusion in the Company's Proxy Statement and form of proxy to be used in connection with the 1995 Annual Meeting.

                                 OTHER MATTERS

     Management is not aware at this time that any other matters are to be presented for action at this meeting. If other matters come before the meeting, the persons named in the enclosed proxy form will vote all proxies in accordance with their best judgment unless the shareholder has indicated on the proxy card that the shares represented thereby are not to be voted on such other matters. No action will be required of shareholders regarding reports of officers.

     IT IS IMPORTANT THAT PROXIES BE RETURNED PROMPTLY AND THAT YOUR SHARES BE REPRESENTED. SHAREHOLDERS ARE URGED TO FILL IN, SIGN AND PROMPTLY RETURN THE ACCOMPANYING FORM OF PROXY IN THE ENCLOSED ENVELOPE.

March 14, 1994
Seattle, Washington

            ADDENDUM TO AIRBORNE FREIGHT CORPORATION PROXY STATEMENT

   1994 AIRBORNE KEY EMPLOYEE STOCK OPTION AND STOCK APPRECIATION RIGHTS PLAN

     1. Purpose. The purpose of the 1994 Airborne Key Employee Stock Option and Stock Appreciation Rights Plan (the "Plan") is to strengthen Airborne Freight Corporation (the "Company") and its subsidiaries by providing an additional means of retaining and attracting competent management personnel and by providing to participating officers and other key management employees an added incentive for high levels of performance and for unusual efforts to increase the earnings of the Company. The Plan seeks to accomplish this purpose by enabling participating officers and other key management employees to be provided with a proprietary interest in the Company's continued progress and success. This proprietary interest may be provided (a) by means of grants of options to acquire stock of the Company, including incentive stock options ("ISOs") as defined in Section 422 of the Internal Revenue Code of 1986, as amended (the "Code"), and nonqualified stock options ("NQOs"), and (b) in the case of certain of such officers and key management employees, by means of grants of stock appreciation rights.

     2. Administration. The Plan shall be administered by the persons who from time to time are serving as members of the Compensation Committee of the Board of Directors of the Company (the "Committee"). No person may be a member of the Committee if (a) the person was, during the one-year period prior to service on the Committee, or is, during such service, granted or awarded equity securities pursuant to the Plan or any other plan of the Company or any of its affiliates (other than grants or awards that do not prevent such member from being a "disinterested person" with respect to the Plan for purposes of Rule 16b-3 promulgated under the Securities Exchange Act of 1934); or (b) the person is not an "outside director" within the meaning of Section 162(m) of the Code or any regulation promulgated thereunder.

     Subject to the express provisions of the Plan, the Committee shall have the authority to construe and interpret the Plan and to define the terms used therein; to prescribe, amend, and rescind rules and regulations relating to the administration of the Plan; to determine the durations and purposes of leaves of absence which may be granted to participants without constituting a termination of their employment for purposes of the Plan; and to make all other determinations necessary or advisable for the administration of the Plan. Determinations of the Committee on the matters referred to in this section shall be conclusive. Any action of the Committee with respect to the administration of the Plan shall be taken pursuant to a majority vote, or the written consent of a majority, of its members.

     3. Participation. Subject to the express provisions of the Plan, the Committee shall determine the officers and other key management employees of the Company and its subsidiaries to whom options and stock appreciation rights shall be granted; the option prices and other terms and provisions of the respective options and stock appreciation rights; the time or times at which options and stock appreciation rights shall be granted; and the number of shares subject to options and stock appreciation rights. However, the number of shares subject to options and stock appreciation rights granted in any one calendar year to any one individual shall, subject to adjustment as provided in Section 13 hereof, not exceed 30,000. An individual who has been granted an option may, if otherwise eligible, be granted an additional option or options, or stock appreciation rights on a previously granted option or options, if the Committee so determines. Members of the Committee will not be eligible, while members of the Committee, to receive a grant of an option or stock appreciation rights under the Plan.

     No person owning more than 10% of the voting power of all classes of stock of the Company or any of its subsidiaries will be eligible for grant of ISOs under the Plan. Unless otherwise specifically provided in the grant, all options granted to an employee pursuant to the Plan will be ISOs.

     The aggregate fair market value of the Common Stock with respect to which, during any calendar year, one or more ISOs under this Plan (and/or one or more options under any other plan maintained by the Company or any of its affiliates for the granting of options intended to qualify under Section 422 of the Code) are exercisable for the first time by the holder of the options may not exceed $100,000 (such value to be determined as of the respective dates on which such options are granted to the holder). If an option otherwise qualifying as an ISO becomes exercisable for the first time in any calendar year for shares of Common Stock that would cause such aggregate fair market value to exceed $100,000, then the portion of the option in respect of such shares will be an NQO. Nothing in this paragraph prohibits the grant under this Plan, or the exercise by any optionee, of options that are intended to be NQOs in their entirety.

     4. Stock Subject to Plan. The stock to be offered under the Plan will be shares of the Company's authorized but unissued common stock, par value $1.00 per share ("Common Stock"). For each calendar year during the term of the Plan, from and including 1994 to and including 2003, the aggregate number of shares of Common Stock available for issuance upon exercise of options granted during the calendar year may not exceed one percent (1%) of the number of shares of Common Stock outstanding on December 31 of the preceding calendar year (the "Annual Grant Limit"). Notwithstanding the foregoing, no more than 1,950,000 shares of Common Stock shall be cumulatively available for issuance upon exercise of ISOs granted during the entire term of the Plan (the "ISO Limit"). The Annual Grant Limit and the ISO Limit shall be subject to adjustment as provided in Section 13 hereof.

     5. Option Price. The purchase price of shares covered by an option shall be determined by the Committee but shall be not less than the fair market value of such shares, as determined by the Committee, on the date the option is granted. The purchase price of any shares purchased shall be paid in full in cash or in shares of stock of the Company at current market value, provided such shares have been owned by the option holder for a period of not less than six months prior to the tender of such shares in payment.

     6. Option Period. Each option and all rights and obligations thereunder, including stock appreciation rights, shall expire on such date as the Committee may determine, but not later than ten years from the date on which the option is granted, and shall be subject to earlier termination as hereinafter provided.

     7. Exercise of Options. Each option shall be exercisable, and the total number of shares subject thereto shall be purchasable, in installments, which need not be equal, to be specified in the option. The first installment shall not mature to make the shares thereof subject to purchase until at least one year after the day the option is granted. The holder of an option may exercise it in whole or in part and from time to time with respect to any installment after the maturity thereof; provided, however, that the Committee may in its discretion include provisions in any option which cause the partial or complete expiration thereof in the event that installments or parts thereof are not exercised within specified time limitations or which prevent its exercise while certain other options granted to the same option holder are outstanding; and provided further, however, that each exercise of an option shall be for at least 100 shares or, if less than 100, the number of shares for which the option is then exercisable.

     Options and stock appreciation rights granted under the Plan shall automatically be subject to the following three conditions, and no options or stock appreciation rights may be exercised unless and until all of the conditions have been satisfied: (a) the shares of Common Stock issuable upon exercise of options have been authorized for listing on the stock exchange or exchanges on which the Company's Common Stock is then listed; (b) such registration or other qualification of such shares as may be required under federal and state securities law has become effective; and (c) the shareholders of the Company have approved the Plan as contemplated by Section 19 hereof.

     8. Stock Appreciation Rights. In the discretion of the Committee, a stock appreciation right may be granted, but only to employees who are "affiliates" of the Company within the meaning of Rule 144 under the Securities Act of 1933, in connection with any option granted under the Plan, either at the time of grant of such option or at any time thereafter during the term of the option, subject to Section 14 of the Plan. A stock appreciation right shall be related to a particular option (the "companion option"), which shall be either an option previously granted under this Plan or an option granted concurrently with the stock appreciation right, and shall extend to a specified number (not in excess of 66 2/3%) of the shares subject to the companion option. The stock appreciation right shall entitle the holder, upon exercise of the companion option for a number of shares and surrender of a then exercisable portion of the companion option for twice that number of shares, to receive a payment, in the amount determined pursuant to subparagraph (b) of the following paragraph, with respect to a number of shares equal to the number of shares so surrendered (subject to the maximum number of shares to which the stock appreciation right extends).

     Stock appreciation rights shall be subject to the following terms and conditions and to such other terms and conditions not inconsistent with this Plan as the Committee may approve:

          (a) A stock appreciation right shall be exercisable by the holder only at such time or times, and to the extent, that the companion option shall have been exercised for at least one share for every two stock appreciation rights exercised and only when the market price of the stock subject to the option exceeds the exercise price of the option.

          (b) Upon exercise of a stock appreciation right and surrender of a then exercisable portion of the companion option as specified above, the holder shall be entitled to receive payment of the amount determined by multiplying

             (i) the difference obtained by subtracting the purchase price per share of Common Stock under the companion option from the fair market value of a share of Common Stock on the date of exercise of the stock appreciation right, by

             (ii) the number of shares with respect to which the stock appreciation right is exercised (which shall be the same as the number of shares of the companion option surrendered in connection with the exercise).

          (c) Payment of the amount determined under subparagraph (b) above generally shall be made in cash; provided, however, the Committee, in its sole discretion, may settle such stock appreciation right solely in shares of Common Stock (valued at fair market value on the date of exercise of the stock appreciation right) or partly in such shares and partly in cash; and provided further, however, that in any event cash shall be paid in lieu of fractional shares.

          (d) A stock appreciation right shall in no event be exercisable unless and until one year has elapsed from the date of grant of such stock appreciation right.

     9. Nontransferability. By its terms, each option and stock appreciation right granted under the Plan shall be nontransferable by the holder other than, in the case of an option, by will or by the laws of descent and distribution, shall not be involuntarily alienable by legal process or otherwise by operation of law, and shall be exercisable during the holder's lifetime only by such holder.

     10. Termination of Employment. If an option holder is terminated for cause, all unexercised rights of such option holder under options and stock appreciation rights granted hereunder shall terminate forthwith. If an option holder ceases to be employed by the Company or one of its subsidiaries for any reason other than cause, retirement, death or disability, or if an option holder is employed by a subsidiary which ceases to be a subsidiary, other than through merger with the Company, any stock appreciation rights held by the option holder shall terminate immediately and all option rights shall expire three months after the happening of such event unless by their terms they sooner expire. During such period after the happening of such event, such option rights shall be exercisable only to the extent that the option holder was entitled to exercise them on the date of the happening of such event. For purposes of this Plan, "cause" is defined as dishonesty, fraud, willful failure to conform to written Company policy, and destruction of Company property.

     11. Retirement. If the employment of an option holder terminates on account of retirement, all option rights shall become fully exercisable and shall expire 18 months after the date of retirement, unless by their terms they sooner expire. Any stock appreciation rights shall terminate immediately upon the retirement of the holder. For purposes of this Plan, the "retirement" of an option holder means any termination of the employment of the option holder (other than for cause or on account of death or disability) after the option holder has attained the age of 55 years and has accumulated at least 20 years of service with the Company and its subsidiaries or after the option holder has attained the age of 60 years and has accumulated at least 10 years of service with the Company and its subsidiaries.

     12. Death or Disability. If the employment of an option holder terminates on account of death or disability (within the meaning of Section 22(e) (3) of the Code), or if an option holder dies within three months after any other termination of employment, all option rights shall become fully exercisable upon the happening of such event (unless the option holder dies after termination of employment, in which case such option rights shall only be exercisable to the extent that the option holder was entitled to exercise such rights immediately after the termination of employment) and shall expire one year after the happening of such event, unless by their terms they sooner expire, and, during such period after such death or disability, such option rights may be exercised by the option holder or, in the case of the option holder's death, by the person or persons to who the option holder's option rights shall pass by will or by applicable laws of descent and distribution. Any stock appreciation rights shall terminate immediately upon the death or disability of the holder.

     13. Adjustments Upon Changes in Capitalization. If the outstanding shares of the Common Stock of the Company are increased, decreased, changed into, or exchanged for a different number or kind of shares or securities of the Company through reorganization, merger, recapitalization, reclassification, stock split-up or otherwise, an appropriate and proportionate adjustment shall be made to the Annual Grant Limit for the year in which such event occurs, to the ISO Limit, and, where appropriate, to the kind of shares as to which options may be granted. The foregoing shall not be construed to require any such adjustment if the Company issues additional Common Stock or other securities for adequate consideration, but the additional Common Stock shall be taken into account in subsequent calendar years in the computation of the Annual Grant Limit. A corresponding adjustment changing the number and/or kind of shares allocated to unexercised options or portions thereof which shall have been granted prior to any such change shall likewise be made. Any such adjustment, however, in the outstanding options shall be made without change in the total price applicable to the unexercised portion of the options but with a corresponding adjustment in the price for each share covered by the options. Corresponding adjustments shall be made with respect to stock appreciation rights.

     Upon a reorganization, merger, or consolidation of the Company with one or more corporations as a result of which the Company is not the surviving corporation, upon the acquisition by any person, partnership, or corporation of more than 25% of the outstanding Common Stock of the Company, or upon a sale of substantially all of the property of the company, a majority of the Continuing Directors of the Company (as the term "Continuing Director" is defined in Section 11.3(g) of the Certificate of Incorporation of the Company, as amended) shall have the power to determine in their sole discretion, upon the effective date of such event or within 30 days thereafter, what effect, if any, such event shall have upon options and stock appreciation rights granted hereunder, including, without limitation, the power to cause such options and rights to be surrendered and canceled and payments to be made to the holders in exchange therefor, to accelerate vesting of such options and rights, and to cause adjustments to be made in the number and/or kind of shares with respect to which such options and rights may be exercised and/or in the exercise prices and other terms and conditions thereof. If there are no Continuing Directors or no such determination is made prior to the end of the 30 days following the effective date of such event, all options and stock appreciation rights theretofore granted hereunder shall immediately become fully vested and exercisable. Upon the dissolution or liquidation of the Company, the Plan shall terminate, and all options (and, where applicable, companion stock appreciation rights) theretofore granted hereunder shall terminate, unless provision is made in connection with such transaction for the continuance of the Plan and for the assumption of options theretofore granted or the substitution for such options of new options covering the stock of a successor corporation, or a parent or subsidiary thereof, with appropriate adjustments as to the number and kind of shares and prices, in which event the Plan and options theretofore granted shall continue in the manner and under the terms so provided.

     Except as otherwise provided above, adjustments under this section shall be made by the Committee, whose determination as to what adjustments shall be made, and the extent thereof, shall be final, binding, and conclusive. No fractional shares of stock shall be issued under the Plan upon any such adjustment. If for any reason any person becomes entitled to any interest in a fractional share, a cash payment shall be made of an equivalent value for such interest.

     14. Amendments and Termination. The Board of Directors of the Company may at any time suspend, amend, or terminate the Plan and may, with the consent of an option holder, make such modification of the terms and conditions of his or her option as it shall deem advisable; provided, that except as permitted under the provisions of Section 13 hereof, no amendment or modification may be adopted without further approval of the shareholders of the Company which would

     (a) increase the maximum number of shares issuable under the Plan;

     (b) decrease the minimum option price;

     (c) increase the maximum term of options or stock appreciation rights provided for herein;

     (d) increase the payment to be made upon exercise of stock appreciation rights; or

     (e) permit the granting of options or stock appreciation rights to anyone other than an officer or other key management employee of the Company or of a subsidiary.

     Unless the Plan shall theretofore be terminated by the Board of Directors, the Plan shall terminate on December 31, 2003. No option or stock appreciation rights may be granted during any suspension or after such termination. The amendment, suspension, or termination of the Plan shall not, without the consent of the option holder, alter or impair any rights or obligations under any option or stock appreciation right theretofore granted under the Plan.

     15. Time of Granting of Options and Stock Appreciation Rights. The grant of an option or stock appreciation right pursuant to the Plan shall take place only upon adoption by the Committee of a resolution granting such option or stock appreciation right; provided, however, that if appropriate resolution of the Committee indicates that an option or stock appreciation right is to be granted as of and at some future date, the date of grant shall be such future date.

        16. Privileges of Stock Ownership. The owner of an option or stock appreciation right shall not be entitled to the privilege of stock ownership as to any shares of Common Stock not actually issued and delivered to him or her. Upon the exercise of an option or stock appreciation right, the option holder shall, if requested by the Company, represent to the Company that the shares purchased or issued are being acquired for investment and not with a view to, or for sale in connection with, the distribution thereof, and no shares shall be purchased or issued upon the exercise of any option or stock appreciation right unless and until, in the opinion of counsel for the Company, all then applicable requirements of the Securities and Exchange Commission and any other regulatory agency or agencies having jurisdiction, and of any exchanges upon which stock of the Company may be listed, shall have been fully complied with.

        17. Subsidiary. The term "subsidiary" for the purpose of this Plan means a corporation 50% or more of the voting stock of which is owned directly or indirectly by the Company.[A

     18. Tax Withholding. The Company or a subsidiary shall make provisions as it may deem appropriate for the withholding of taxes which the Company or subsidiary determines it is required to withhold in connection with the grant or exercise of options or stock appreciation rights under the Plan. By accepting an option or stock appreciation right under the Plan, the holder will be deemed to have agreed that, unless such taxes are otherwise paid, the Company or subsidiary shall, to the extent permitted by law, have the right to deduct such taxes from any payment of any kind otherwise due to the holder.

     19. Effective Date of the Plan. The Plan shall be effective upon adoption of a resolution of the Board of Directors approving the Plan (the "Effective Date"). The Plan shall be subject to approval by holders of shares of Common Stock constituting at least a majority of the shares of Common Stock represented in person or by proxy at the meeting at which such approval is sought. If such approval is not obtained within 12 months after the Effective Date, the Plan, and any options and stock appreciation rights granted hereunder prior to such date, shall be void.

PROXY                     AIRBORNE FREIGHT CORPORATION                     PROXY
           3101 WESTERN AVENUE     P.O. BOX 662     SEATTLE, WA 98111

   -------------------------------------------------------------------------
                ANNUAL MEETING OF SHAREHOLDERS -- APRIL 26, 1994
   -------------------------------------------------------------------------

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

   The undersigned hereby appoints Harold M. Messmer, Jr., Andrew V. Smith, and Robert S. Cline as Proxies, each with the power to appoint a substitute, and hereby authorizes them to represent and to vote, in such manner as in their discretion shall be deemed appropriate to carry out the authority as designated below, all the shares of Common Stock of Airborne Freight Corporation (the "Company") held of record by the undersigned on February 28, 1994, at the annual meeting of shareholders to be held April 26, 1994, or any adjournments thereof.

1.  Election of Directors -- Class C (Term to expire in 1997)

   / / For all nominees listed below (except   / / Withhold authority to vote
       as marked to the contrary below)            for all nominees listed below

   (INSTRUCTIONS: TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL, STRIKE OUT THE NOMINEE'S NAME BELOW. IF YOU DESIRE TO CUMULATE YOUR VOTES FOR ANY INDIVIDUAL NOMINEE(S), WRITE YOUR INSTRUCTION, AS TO NUMBER OF VOTES CAST FOR EACH, ON THE SPACE PROVIDED BELOW. THE TOTAL MUST NOT EXCEED FOUR TIMES THE NUMBER OF SHARES YOU HOLD.)
   Robert S. Cline; Richard M. Rosenberg; William Swindells

   ----------------------------------------------------------------------------
2. To approve the 1994 Airborne Key Employee Stock Option and Stock Appreciation Rights Plan.

                      / / FOR   / / AGAINST   / / ABSTAIN
3. To approve the selection of DELOITTE & TOUCHE as independent auditors of the Company.

                      / / FOR   / / AGAINST   / / ABSTAIN

4. In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting or any adjournments thereof. (Over)

   THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER. EXCEPT AS OTHERWISE DIRECTED, THIS PROXY WILL BE VOTED FOR THE ELECTION OF THE NOMINEES NAMED ON THE REVERSE SIDE, FOR THE 1994 AIRBORNE KEY EMPLOYEE STOCK OPTION AND STOCK APPRECIATION RIGHTS PLAN, AND FOR THE ELECTION OF DELOITTE & TOUCHE AS THE COMPANY'S INDEPENDENT AUDITORS.

   Please sign exactly as name appears below. When shares are held by joint tenants, both should sign. When signing as an attorney, executor, administrator, trustee, or guardian, please give full title as such. If a corporation, please sign in full corporate name by president or other authorized officer. If partnership, please sign in partnership name by authorized person.

                                         ----------------------------------
                                         PLEASE MARK, SIGN, DATE AND RETURN
                                              THE PROXY CARD PROMPTLY
                                            USING THE ENCLOSED ENVELOPE.
                                         ----------------------------------

                                         DATED:                      , 1994
                                                ---------------------

                                         ----------------------------------
                                                     Signature

                                         ----------------------------------
                                             Signature, if held jointly